  Exhibit 99.1

WidePoint Appoints Kellie Kim as Chief Financial Officer

Fairfax, VA – December 16, 2019 – WidePoint Corporation (NYSE American: WYY), the leading provider of Trusted Mobility Management (TM2) specializing in Telecommunications Lifecycle Management, Identity Management and Digital Billing & Analytics solutions, has appointed Kellie Kim as the company’s new Chief Financial Officer (CFO).

Kim brings to WidePoint more than 30 years of experience in financial planning and analysis in both public and private companies that operate in a variety of industries, including telecom, technology, and professional services with government. She has served in a range of senior finance roles throughout her career, including as CFO of Witt O’Brien’s, a wholly-owned subsidiary of Seacor Holdings, CFO of Opus Group, and CFO of Astrium Services Government, a subsidiary of Airbus Defence and Space. Kim is a Certified Public Accountant (CPA) in Maryland and Virginia, a founding board member of the Washington Women’s Leadership Initiative, and holds a certificate in strategic thinking and management for competitive advantage from the Warton School. She holds a bachelor’s degree in Accounting from the University of Maryland.

“Kellie brings to our organization a long history of senior leadership experience in both public and private organizations that directly complement WidePoint,” said company CEO, Jin Kang. “We believe her unique expertise in finance and accounting will be a great addition to our already capable and versatile executive management team and will help our organization run more efficiently and effectively as we drive scale. On behalf of our entire organization, I welcome Kellie to the WidePoint team.”

Kim added: “It’s a great privilege to be joining WidePoint at this juncture in the company’s trajectory. Over the past few years, the management team has done an excellent job righting the ship and setting the company on a clear course towards expansion and profitable growth, and I look forward to playing an integral role to further that mission.”

About WidePoint
WidePoint Corporation (NYSE American: WYY) is a leading provider of trusted mobility management (TM2) solutions, including telecom management, mobile management, identity management, and digital billing and analytics. For more information, visit widepoint.com.

Investor Relations:
Matt Glover and Charlie Schumacher
Gateway Investor Relations
(949) 574-3860
WYY@gatewayir.com